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                              EAC INDUSTRIES, INC.
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)

                                               For The Six Months          For The Three Months
                                                 Ended July 31,                Ended July 31,
                                            ------------------------     -------------------------
                                               1996          1995           1996            1995
                                            ----------    ----------     ----------     ----------
NET INCOME (LOSS)                           $  (91,309)   $  213,083     $  (75,977)    $  100,904
                                            ==========    ==========     ==========     ==========
SHARES:
  Weighted average shares outstanding        2,311,687     2,311,687      2,311,687      2,311,687
  Other - options, warrants etc                     --            --             --             --
                                            ----------    ----------     ----------     ----------
                                             2,311,687     2,311,687      2,311,687      2,311,687
                                            ==========    ==========     ==========     ==========

PRIMARY EARNINGS PER SHARE                  $     (.04)   $      .09     $     (.03)    $      .04
                                            ==========    ==========     ==========     ==========


                                 - Exhibit 11 -




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